                                                                    EXHIBIT 99.1

PRESS RELEASE

Corvis Announces Successful Completion of Field Trial of All-Optical Networking
                     Products with Williams Communications

Williams Begins Commercial Deployment of Pioneering Optical Networking Products to Deliver Flexible, High Capacity Services with Fast Provisioning Capabilities


COLUMBIA, MD (January 16, 2001) - Corvis Corporation (Nasdaq: CORV), a leader in delivering intelligent all-optical networking solutions, today announced that Williams Communications (NYSE: WCG) has successfully completed its field trial of Corvis' all-optical networking products. Corvis will begin delivering these high-capacity products during the first quarter of 2001 for commercial deployment in Williams' nationwide network. Williams and Corvis have extended their contract from the previous two-year, $200 million agreement to a multi-year, $300 million agreement.

"This announcement further demonstrates Corvis' leadership position in delivering all-optical networking solutions and exemplifies our commitment to helping our customers reduce network costs and increase revenue velocity," said Dr. David Huber, President and CEO of Corvis. "It also illustrates Williams' role as an industry leader in innovative network design and services. Over the past year, Williams took an active role in working with Corvis on the development of leading-edge, optical networking solutions."

Williams Communications, a leading international provider of telecommunications services and products for the carrier marketplace, will be using the Corvis products in its high capacity optical network to support the explosive growth of voice, data and video traffic driven by the Internet economy.

"Williams is committed to offering unprecedented service quality and value to its customers, and the build-out of our high capacity optical network exemplifies that commitment," said Jeff Storey, Senior Vice President and Chief Operations Officer for Network at Williams Communications. "By using Corvis technology, we'll be able to scale our network efficiently and cost effectively to maintain our competitive edge and give our customers optimal service."

Williams Communications tested Corvis' all-optical networking products along a portion of the Williams Multi-Service Broadband Network/TM/ from Dallas through Atlanta to New York. Data was effectively transmitted on multiple wavelengths in excess of 3,200 kilometers without electrical regeneration. These results mark up to an eight-fold increase over distances achieved using current technologies that require regeneration every 400-600 kilometers.

"Corvis worked closely with Williams to tailor their products for deployment in the Williams Multi-Service Broadband Network," said Chris Hamilton, Chief Technologist, Optical Networking, for Williams Communications. "Corvis' leading ultra-long reach technology, combined with their integrated network management software, will allow us to rapidly deliver cost-effective services to our customers."

Corvis' all-optical networking solution enables network service providers to offer advanced wavelength services to their customers at dramatically lower costs. Service providers can leverage the benefits of optical networks to rapidly provision new services and features such as optical bypass for terabit Internet Protocol (IP) networks, wavelength on demand, optical protection and restoration and dynamic service level agreements.

The amendment to the contract has been filed with the SEC.

                                  About Corvis

Corvis Corporation is a leading provider of all-optical networks founded by Dr. David Huber, a pioneer in the field of optical communications. The company is revolutionizing the way communications traffic is moved in the new Internet-driven economy by deploying the industry's first all-optical network providing integrated all-optical switching, ultra-long distance transport and network management. Corvis products and services deliver all-optical network intelligence and mesh network capability. This allows communication service providers to realize a significant gain in network capacity using existing fiber in the field and to improve their competitiveness by delivering new and existing services and applications more rapidly, while saving up to 80% in the overall capital and operational cost of building and maintaining their network. For more information, call Corvis at 443-259-4000 or visit the Corvis web site at www.corvis.com. Corvis, CorWave and the Corvis logo are trademarks and/or service marks of the Corvis Corporation.

Note: This announcement contains certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's filings with the Securities and Exchange Commission.


Corvis contact:                     Ogilvy Public Relations contact:

Joanne Rasch                             Missy Shorey
(443) 259-4422                           (202) 452-7818
Fax: (443) 259-4798                      Fax: 202-331-3478
jrasch@corvis.com                        missy.shorey@ogilvypr.com

                                      -2-